Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

The Charles Schwab Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share, reserved for issuance pursuant to The Charles Schwab Corporation 2022 Stock Incentive Plan	Other(2)	113,000,000	$64.35(2)	$7,271,550,000(2)	0.0000927	$674,072.69

Equity	Common stock, par value $0.01 per share, reserved for issuance pursuant to The Charles Schwab Corporation 2013 Stock Incentive Plan	Other(2)	12,000,000	$64.35(2)	$772,200,000(2)	0.0000927	$71,582.94

Total Offering Amounts					$8,043,750,000		$745,655.63

Total Fee Offsets							—

Net Fee Due							$745,655.63

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement shall also cover any additional shares of the common stock of The Charles Schwab Corporation (the “Registrant”) that become issuable under The Charles Schwab Corporation 2022 Stock Incentive Plan and under The Charles Schwab Corporation 2013 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based on the average of the high and low prices per share of common stock of the Registrant on the New York Stock Exchange on May 16, 2022, which was $64.35.